Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager — Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES AMENDMENT TO CREDIT AGREEMENT AND INCREASE TO BORROWING BASE

LAFAYETTE, LA – October 4, 2011 — PetroQuest Energy, Inc. (NYSE: PQ) announced today that the Company has amended the credit agreement with its bank group extending the maturity date from October 2013 to October 2016. In connection with the amendment, the Company’s lenders completed their semi-annual redetermination of the borrowing base under the revolving credit facility and increased the borrowing base from $100 million to $125 million, subject to the aggregate commitments of the lenders, which presently total $100 million at the Company’s request.

Additionally, the amendment lowers the Company’s pricing grid for borrowings and fees payable under the credit facility and allows the Company to repurchase up to $10 million of its common stock during the term of the agreement, subject to certain conditions. The Company currently has no borrowings outstanding on its revolving credit facility and is in compliance with the financial covenants under the credit facility. The next re-determination of the borrowing base is scheduled to occur on or before March 31, 2012. The Company expects to incur a $0.3 million non-cash charge during the fourth quarter of 2011 to write-off certain deferred financing costs associated with amending the facility.

About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business.  In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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